Exhibit 10.3

EMPLOYMENT AGREEMENT dated September 14th, 2011 by and between SMTC MANUFACTURING CORPORATION OF CANADA, a corporation amalgamated under the laws of Ontario (hereinafter called the “Corporation”) and Claude Germain (hereinafter called the “Executive”)

WHEREAS the Corporation and the Executive wish to enter into a formal employment agreement pursuant to which the executive becomes the permanent Co-President and Co-Chief Executive Officer of the Corporation effective as of June 21, 2011 (the “Effective Date”) and further setting out the compensation to be paid to the Executive and all other matters relating to his employment with the Corporation and certain of its Affiliates (as such term is defined in the Business Corporations Act (Ontario));

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the Corporation and the Executive hereby agree as follows:

ARTICLE 1 - TERM, POSITION AND DUTIES

1.1 Term. The employment of the Executive shall be continued for an indefinite period until terminated by one or more of the parties as provided herein.

1.2 Position. The Executive shall serve as the Co-President and Co-Chief Executive Officer (“CEO”) of the Corporation and certain of its Affiliates.

1.3 Duties. The Executive shall perform such duties as are regularly and customarily performed by a Chief Executive Officer of a corporation, and in particular, shall be responsible, in conjunction with the other Co-President and Co-Chief Executive Officer for making all day to day general operating decisions within agreed long term strategic and annual business plans and within policy guidelines of the Corporation as established from time to time. The Executive shall report to the Board. The Executive agrees to fully cooperate with the other Co-President and Co-CEO and formulate a mutually agreeable allocation of tasks and responsibilities. In the event of the termination or resignation of the other Co-President and Co-CEO, this Agreement will remain in full force and effect.  In the event of any material disagreement with the other Co-President and Co-Chief Executive Officer, the Executive shall immediately report such disagreement to the Chairman of the Board of Directors (or such other member of the Board that such Chairman designates) and such disagreement will be settled by the Chairman, his designee or the vote of the full Board of Directors.

ARTICLE 2 - THE EXECUTIVE’S OBLIGATIONS

2.1 Full Time and Effort. Throughout his term of employment, the Executive shall devote his full time, effort and attention to the affairs of the Corporation and its Affiliates (the “Business”). The Executive shall not, without the prior approval of the Board accept any other employment, Board memberships, consulting engagement or similar arrangement with the sole exception of directorships and other engagements which the Executive holds as of June 21, 2011 and has previously disclosed in writing to the Board and for so long as such other engagement, arrangements or Board memberships do not materially interfere with or conflict with his duties to the Corporation.  Notwithstanding the foregoing, the Executive shall be entitled to devote one full day equivalent per calendar month to Seaport Intermodal provided that such activities do not materially interfere or conflict with Executive’s responsibilities to the Corporation. In the event that the Board determines such an interference or conflict exists, the Executive will resign from such directorship(s) or from his position with the Corporation within fifteen (15) days of receiving written notice from the Board of such interference or conflict. Notwithstanding the foregoing, the Executive shall not be restricted from being an investor of money and so long as such monetary investment does not, in the reasonable discretion of the Board, require any active involvement, conflict with or otherwise interfere or affect the conduct of the Executive’s duties and responsibilities of employment as set forth in this Agreement; provided further that, unless the Board explicitly authorizes otherwise, so long as both CEO’s are employed by the Corporation, they shall not individually or collectively own, directly or indirectly, the controlling interest in or voting control over any shares, partnership interests or other forms of ownership interest in any company, partnership or entity carrying on an active business. The Executive hereby agrees to comply with any and all reasonable policies implemented by the Board with respect to either all employees or to executives that relate to the disclosure and/or approval of outside investing activities, including without limitation disclosure to the Board of any investment in excess of $250,000.

2.2 Non-Competition. The Executive recognizes and understands that, in performing his duties and obligations as a principal officer of the Corporation and its Affiliates and hereunder, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to the Business. It is the expressed intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Corporation and its Affiliates and not in any manner that would be detrimental to any of them.

The Executive therefore agrees that for the duration of the Restricted Period, the Executive will not, without the prior written consent of the Board, engage in any undertaking or have any financial interest in any person or entity which currently competes or is expected to compete with the existing or projected businesses of the Corporation or any of its Affiliates. If this Agreement is terminated for any reason whatsoever, this obligation shall continue during the Restricted Period.

Notwithstanding the foregoing, nothing shall prevent the Executive from owning an investment in securities listed on a stock exchange in Canada or the U.S.A. so long as those securities do not represent more than 2% of the issued securities of any class of any company which competes with the Corporation or any of its Affiliates.

For the purposes of this Agreement, the “Restricted Period” shall mean the period during which the Executive is employed by the Corporation or any of its Affiliates or serves as a member of the Board and the twelve (12) month period commencing immediately after he ceases to be an employee or member of the Board of the Corporation or any of its Affiliates (including without limitation by reason of the termination of the Executives employment under this Agreement by the Executive or Corporation or the resignation of the Executive).

2.3 Non-Solicitation. During the Restricted Period, the Executive will not, without the prior written consent of the Board:

           (a)           canvass or solicit or endeavor to canvass or solicit whether directly or indirectly, for the purpose of selling to that customer any products or services which are the same or substantially similar to products or services sold by the Corporation or any of its Affiliates any Customer; or

           (b)           entice, solicit or endeavor to entice or solicit any current or former (within past six months) officer, employee, contractor, agent or consultant of the Corporation or any of its Affiliates away from employment with or engagement by the Corporation or any of its Affiliates, whether or not such person would commit a breach of contract by reason of leaving such service.

For the purposes of this Section, “Customer” shall mean any person to whom the Corporation or any of its Affiliates sells or provides products or services at the time the Executive ceases to be an employee, or within six (6) months prior thereto, or with whom the Corporation or any of its Affiliates is, or was within six (6) months prior thereto, in negotiation at the time the Executive’s employment is terminated, with a view to selling or providing goods or services to such person.

2.4 Non-Disclosure of Confidential Information. The Executive acknowledges that, in the course of performing and fulfilling his duties and obligations he has had and will continue to have access to, and has and will continue to be entrusted with, confidential information concerning the activities, business operations, customers and clients of the Corporation and its Affiliates which information is not generally known in the industry in which the Corporation and its Affiliates do business (“Confidential Information”) and that the disclosure of any Confidential Information to competitors of the Corporation and any of its Affiliates or to other persons would be highly detrimental to the interests of the Corporation and its Affiliates. Confidential Information does not include information that (i) is and/or becomes generally available to the public other than due to a breach of this Agreement; (ii) is lawfully and in good faith obtained by the Executive from an independent third party without breach of this Agreement; or (iii) was already in the Executive’s possession (other then by way of or through the Executive’s position with the Corporation) prior to disclosure to him. The Executive further acknowledges and agrees that the right to maintain confidential such Confidential Information is a proprietary right that the Corporation is entitled to protect. Accordingly, the Executive covenants and agrees with the Corporation that except as required by law, a court order or similar proceedings, or by applicable government or legislative practice or policy; provided that Executive notifies the Corporation immediately upon such compulsion and discloses no more Confidential Information than legally compelled.  Executive agrees that he will not during his employment by the Corporation or any of its Affiliates or anytime thereafter disclose any such Confidential Information to any person, nor shall he use the same, except as required for legitimate business purposes in the normal course of his employment by the Corporation or any of its Affiliates   disclose or make any use of Confidential Information for any purpose without the prior written consent of the Corporation and its Affiliates.

2.5 Inventions. The Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Executive alone or with others during the course of the Executive’s employment or relating to the business or affairs of the Corporation shall belong exclusively to the Corporation. The Executive hereby irrevocably waives in favor of the Corporation any and all copyright and moral rights, and irrevocably assigns to the Corporation any and all legal rights, that the Executive may have in respect of any such materials. The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time, at the expense of the Corporation including for patent, copyright and industrial design registration, without any further remuneration.

2.6 Acknowledgement and Agreement. The Executive acknowledges that the restrictive covenants contained in Sections 2.2, 2.3, 2.4, and 2.5 above have been considered by the Executive and that the restraints and restrictions on his future activities are reasonable in the circumstances and hereby irrevocably waives all defences thereto. The Executive agrees that, in addition to any other remedies at law which the Corporation may have (which other remedies the Executive acknowledges to be inadequate to protect the Corporation’s legitimate interests), the Corporation shall be entitled to apply for or to seek injunctive relief in the event of a breach of Sections 2.2, 2.3, 2.4, and/or 2.5 above.

2.7 Scope of Application. The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, employee, consultant, director or in any other capacity.

2.8 Equity Requirements.

(a)           In order to further align the Executive’s incentives with those of the Stockholders, the Executive shall be required to own prior to the later of: (i) December 31, 2011 or (ii) the close of business on the 33rd Open Trading Day (as defined below) following the date of the execution of this Agreement, common stock of SMTC Corporation with a current market value or cost basis of at least $50,000 (the “Requisite Stock Ownership”). The Executive shall be required to maintain the Requisite Stock Ownership for the duration of his employment hereunder.  For the purposes hereof, the term “Open Trading Day” shall mean a day on which NASDAQ market is open for business and which the Executive is not restricted (i.e. “blacked out”) from buying securities of the Corporation or SMTC

Corporation by policies instated by the Board or the possession of information which the Board has determined constitutes material non public information.

(b)           In the event that as a result of the matters discussed in Section 2.8(c) hereof, the Executive is unable to fulfill his obligations under this Section 2.8(a) (or believes that he will be unable to fulfill such obligations), the Executive shall notify the Board and request a temporary exemption from the provisions of this Section 2.8(a).  Executive agrees to: (i) provide such written notice as  soon as Executive has reason to believe he will not be able to fulfill his obligations under this Section 2.8(a), (ii) provide any information reasonably requested by the Board with respect to such failure to fulfill his obligations under this Section 2.8(a).

(c)           The Executive acknowledges that: (i) SMTC Corporation’s Common Stock is traded on NASDAQ, (ii) due to the Executive’s position with the Corporation, the Executive is likely, from time to time, to possess material non public information, and (iii) trading SMTC Corporation Common Stock while in possession of such non public information is a violation of relevant securities rules and regulations and is thus expressly prohibited.

Executive will abide at all times with the Corporation’s then current: (i) Insider Trading Rule and Policies, (ii) Conflict of Interest Policies and Procedures and (iii) all applicable U.S. and Canadian Securities Rules and Regulations, including without limitation Section 16 of the Securities Exchange Act of 1934, as amended.

(e)           In addition, and not in lieu of any obligations set forth in the Corporation’s Insider Trading Rule and Policies, the Executive agrees not to sell any securities of the Corporation on the public market or otherwise without giving the Board at least seven days prior written notice, such notice shall contain in reasonable detail the amount and type of securities being sold, the nature of the transaction and the expected consideration to be received.

ARTICLE 3 - COMPENSATION

3.1 Annual Base Salary. The Corporation shall pay to the Executive an aggregate base salary (the “Base Salary”) effective as of the Effective Date of CDN$260,000 per annum, payable in equal installments every two weeks, subject to such payroll and withholding deductions as may be required by law. The Base Salary may be increased from time to time in the sole discretion of the Board, and upon the recommendation of the Compensation Committee.

3.2 Short Term Bonus Award. The Executive shall be entitled to receive a short-term bonus award in the sole discretion of the Board and in accordance with the Corporation’s Short Term Bonus Plan, established by the Board. The Executive’s maximum short-term bonus potential shall be 90% of the Base Salary actually earned by the Executive during such year, provided however, the exact amount shall be determined in the sole discretion of the Board in accordance with the terms and provisions of the Short Term Bonus Plan.  No short term bonus shall be payable in the event that the Executive is not actively employed by the Corporation for any reason as of the date of delivery by the Corporation’s accountants of the final audited financials of the Corporation for such calendar year, unless the Executive is

terminated by the Company other than “for cause” as defined below.   In the event that the Executive is terminated  by the Company other than “for cause” the Executive will be eligible for a short term bonus  award to the extent provided for and subject to the criteria set forth in the applicable Short Term Bonus Plan; provided that such short term bonus (if any) shall be pro-rated by the fraction equal to the number of days that occurred prior to the Termination Effective Date (as defined herein) divided by 365; provided, further that such short term bonus (if any) shall be calculated and payable within ten (10) days following the date of delivery by the Corporation’s accountants of the final audited financials of the Corporation for such calendar year.

3.3 Long Term Incentive Award. The Executive shall be entitled to receive two option grants, collectively, for 350,000 shares of Common Stock of SMTC Corporation (the “Options”) under the Corporation’s Equity Plan (the “Plan”). The terms of such Option shall include the following:

           (a)           Initial Option. The first option shall be granted to the Executive on or about the date hereof and shall cover 262,500 shares of Common Stock. Such option shall vest at an amount equal to 1/16th of the entire original grant on each three month anniversary of June 21, 2012, (ii) acceleration of vesting for at least 50% of the entire original grant (or the remaining unvested portion if less) if a Change of Control (defined below) occurs prior to any Termination Effective Date,  (iii) a prohibition on the sale of any Common Stock of the Corporation which was obtained by the Executive as a result of the exercise of all or part of the Option until the earlier to occur of: (A) the termination of this Agreement, (B) Change of Control or (C) January 1, 2013, (iv) deferral of vesting of any form for so long as the Executive is not in compliance with Section 2. 8(a) regardless whether a temporary exemption was provided pursuant to Section 2.8(b) hereof (unless the Board explicitly provides that vesting shall continue during such exemption period), (v) an exercise price of US $3.20 per share, (vii) a restriction on the exercise of such Option in the event that such exercise would trigger any event under the Corporation’s then existing shareholder rights plan; (viii) cessation of any vesting immediately upon the effective date of any termination or resignation of the Executive (for any reason) and an explicit acknowledgement that no vesting (or acceleration of vesting) shall occur during any severance period and (ix) such other terms as normally contained in the form of Option grants currently in use by the Corporation.

           (b)           November Option.  In the event that the Executive remains employed at the Company as of November 14, 2011, a second option shall be granted to the Executive on or prior to November 29, 2011 (but no earlier than November 14, 2011) (the “Option Trigger Date”) and shall cover 87,500 shares of the Common Stock.  Such option shall vest: (i) as of the Option Trigger Date with respect to an amount equal to 36,458 shares of Common Stock, (ii) as of December 21, 2011, an additional 7,292 shares of Common Stock and (ii) as of March 21, 2012 and June 21, 2012, an additional 21,875, (ii) acceleration of vesting for at least 50% of the entire original grant (or the remaining unvested portion if less) if a Change of Control occurs prior to any Termination Effective Date,   (iii) a prohibition on the sale of any Common Stock of the Corporation which was obtained by the Executive as a result of the exercise of all or part of the Option until the earlier to occur of: (A) the termination of this Agreement, (B) Change of Control or (C) January 1, 2013, (iv) deferral of vesting of any form for so long as the Executive is not in compliance with Section 2. 8(a) regardless of whether a temporary exemption was provided pursuant to Section 2.8(b) hereof (unless the Board explicitly provides that vesting shall continue during such exemption period), (v) an exercise price equal to the fair market value of the Common Stock as of the Option Trigger Date (as determined by the Board in good faith ), (vii) a restriction on the exercise of such Option in the event that such exercise would trigger any event under the Corporation’s then existing shareholder rights plan; (viii) cessation of any vesting immediately upon the effective date of any termination or resignation of the Executive (for any reason) and an explicit acknowledgement that no vesting (or acceleration of vesting) shall occur during any severance period and (ix) such other terms as normally contained in the form of Option grants currently in use by the Corporation.

3.4 Benefits. The Corporation (or a U.S. subsidiary) shall provide the Executive with health, dental, and disability benefits and insurance coverage, consistent with the benefits coverage provided to senior executives of the Corporation, as the same may change from time to time. For the avoidance of doubt, the Executive shall not receive any car allowance.

3.5 Reimbursement of Expenses. The Executive shall be entitled to reimbursement of all reasonable business expenses incurred in good faith upon presentation of appropriate invoices, receipts and other requested documentation, provided that such receipts are submitted within a reasonable period and in accordance with the Corporation’s then existing policies.

3.6 Vacation. The Executive shall be entitled to receive four weeks paid vacation time-off for each full calendar year worked. Such vacation must be taken within the Stipulated Year (as defined below) it is accrued and consistent with any vacation policies established by the Corporation from time to time. Any remaining vacation time-off that is not taken in the applicable Stipulated Year or at the time of termination of this Agreement will be forfeited and the vacation pay will not be paid out at the end of that year or at termination, as the case may be. The Executive agrees and acknowledges that this vacation entitlement constitutes a “greater right or benefit’ for the purposes of the Employment Standards Act, 2000, and that therefore, this provision is not in breach of the vacation pay provisions as contained in the Employment Standards Act, 2000.  For the purposes hereof, the term “Stipulated Year” shall mean each 12 month period ending on August 31st.

ARTICLE 4 - TERMINATION

4.1 Termination for Cause. Notwithstanding the provisions of Section 1.1 hereof, the Corporation may terminate the employment of the Executive hereunder “for cause” (as defined herein) by giving written notice to the Executive of its intention to terminate the employment of the Executive under this Agreement on the date specified in such notice. For greater certainty if the Corporation exercises its rights under this Section to terminate the Executive’s employment “for cause” hereunder, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the Termination Effective Date other than those express obligations which have accrued and are payable pursuant to Article 3.

4.2 Termination Without Cause. The Corporation may terminate at any time the employment of the Executive without cause in which case the Corporation will provide and the Executive shall be entitled to the following severance payments (“Severance Payments”) and the Executive hereby irrevocably waives the right to receive any additional compensation provided hereunder (unless explicated provided herein otherwise) or available under applicable statute or law:

(i) any accrued and unpaid Base Salary, less applicable statutory deductions, to the Termination Effective Date;

 (ii) all vacation pay due and owing to the Termination Effective Date;

(iii) any short term bonus  that the Executive qualifies for pursuant to the conditions and stipulations contained in Section 3.2 hereto related to a termination other than “for cause”; and

(iv)  at the Corporation’s option, either:

(a) a lump sum payment, less applicable statutory deductions, equivalent to six months of the Executive’s Base Salary or

(b) payment over the subsequent six months equivalent in amount, frequency and timing to the Base Salary the Executive would have received had this Agreement not been terminated (the “Salary Continuation Period”); provided that the Corporation shall continue to provide health care coverage (pursuant to the same terms and conditions (including copayments and premium contributions) of active employees (including any changes that occur thereto during such period for active employees)) for the Salary Continuation Period; and provided further that in the event that the Executive obtains employment of 30 hours or more (on average) per week during such six month period, the Executive shall notify the Corporation immediately and all obligations of the Corporation to make payments and provide health care benefits  under this Section 4.2(iv)(b) during the Salary Continuation Period following such date shall terminate.

If the Corporation exercises its rights to terminate the Executive’s employment hereunder other than “for cause” pursuant to this Section 4.2, except for the severance payments and benefits expressly enumerated herein, the Executive shall not be entitled to receive any further remuneration, benefits or payments, including without limitation short term bonus awards, benefit coverage (including that set forth in Section 3.3 and 3.7 hereof) or any additional vesting of the Option after the Termination Effective Date (including in the event of a Change of Control following any such termination). Following such termination, the Executive shall not be required to be available to work for the Corporation and may have other activities, subject to the restrictions provided in Article 2, but excluding Section 2.1. Further, other work done by the Executive during the period following such termination that adheres to the requirements of Section 2.2, Section 2.3, and Section 2.4 shall not be considered work during the course of the Executive’s employment with the Corporation and, thus, Section 2.5 will not apply.

4.3 Termination by the Executive. The Executive may terminate his employment under this Agreement by providing written notice of his resignation to the Board specifying the effective date of termination (not to be less than thirty (30) days or more than three (3) months after the date of the written notice) which notice may be waived in whole or in part by the Corporation in its sole discretion.  For greater certainty, the Corporation may elect to deem any date prior to the date specified in the written notice provided by the Executive as the Termination Effective Date (including an immediate termination) in which event the Executive shall only receive payment of amounts which would have been due to the Termination Effective Date determined by the Corporation.  In the event of the resignation by the Executive as provided herein, the Executive shall not be entitled to and hereby irrevocably waives the right to receive any further remuneration, benefits or payments of any kind or nature from and after the Termination Effective Date , except for any accrued and unpaid Base Salary up to the effective date of such resignation plus any vacation pay due and owing to the effective date of termination.  Explicitly and without limitation, the Executive agrees that he shall not be entitled to: (i) continue participation in any health care or other benefit plan or program, (ii) receive any short term bonus or (iii) continue vesting in any equity award or receive any acceleration of vesting following the effective date of such resignation or termination.

4.4 Change of Control. For the purposes of this Agreement, Change of Control means immediately after any of the following occurrences, the closing of a:

           (a)           a sale by the SMTC Corporation (in one or more transactions) of all or substantially all of its assets to an unrelated third party, or other liquidation or dissolution; or

           (b)           a merger, consolidation, arrangement or other reorganization of SMTC Corporation which results in the stockholders of SMTC Corporation prior to such transaction no longer holding 50% or more of the voting shares of the resulting entity.

4.5 Disability. In the event that the Executive is Totally Disabled (as defined below), the Corporation shall be entitled to terminate the employment of the Executive by giving written notice to the Executive of its intention to terminate this Agreement on the date specified in such notice, provided further that such termination does not affect in any way the Executive’s right to receive disability insurance benefits. In the event of a termination of employment under these circumstances, the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the effective date of termination of this Agreement except for any termination and severance pay explicitly required in accordance with the Employment Standards Act, 2000 and the Executive hereby irrevocably waives any other entitlement at law.

For the purposes of this section, “Totally Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner mutually agreed to by the Board and the Executive, which prevents the Executive from performing the essential duties of his position for a continuous period of sixty continuous days or any cumulative period of ninety days in any 180 day period.

 In the event that the Executive is disabled but not Totally Disabled, he shall be entitled to receive all remuneration, payments and rights including, without limiting the generality of the foregoing, all benefits provided for under this Agreement, during this period, as if he were regularly and fully employed.

4.6 Resignation. If the Executive is a director or officer at the time of the termination of his employment hereunder for any reason whatsoever, the Executive agrees that he shall resign from any position he may hold as an officer or director of the Corporation or any of its Affiliates, unless otherwise agreed to by the Board and the Executive.

4.7 Inclusive. The Executive agrees that all payments under this Article 4 are inclusive of any and all payments that may be owed to the Executive upon termination, including termination and severance pay under the Employment Standards Act, 2000, and pay in lieu of reasonable notice under the common law.

4.8 Cause. For the purposes of section 4.1 of this Agreement, the term “cause” shall mean, subject to any limitations imposed by applicable law:

           (a)           any “cause” at law; or

           (b)           gross negligence, material breach of fiduciary duty, or material breach of any of the non-competition, non-solicitation, confidentiality, or inventions provisions as contained in sections 2.2, 2.3, 2.4, and 2.5 of this Agreement; or

           (c)           any conviction of the Executive under any local, provincial or federal statute which makes the performance of a material portion of his duties hereunder impracticable or impossible; or

           (d)           any conviction of an indictable criminal offence which in the Board’s good faith determination, may materially harm the reputation of the Corporation; or

           (e)           any misconduct, gross incompetence or conduct incompatible with the Executive’s duties, or materially prejudicial to the Corporation’s business; or

           (f)           any insubordination or willful disobedience to the lawful directions of management of the Corporation; or

           (g)           except for matters covered by Section 4.5, any event or circumstances which materially prevents the Executive from working for SMTC on a full time basis as required herein; or

           (h)           any material breach of this Agreement; provided, however, that the Executive shall first be counseled as to the standard of conduct required in the circumstances (as determined in the reasonable discretion of the Board) and the Executive shall be entitled to a 30 day period thereafter (or such longer period of time as the Board in its sole discretion may allow) to remedy the impugned conduct.

4.9 Termination Effective Date. The parties hereby acknowledge and agree that for all purposes relating to the Executive’s employment with the Corporation and the termination (including by resignation of such employment hereunder) and the determination of any and all rights and benefits available to the Executive (including benefits and vesting of equity) the “effective date” of the Executive’s termination of employment (the “Termination Effective Date”) shall be the last date on which the Executive’s active employment with the Corporation and explicitly excludes any Salary Continuation Period (as defined herein) or other severance and/or termination pay period hereunder or under applicable law.

ARTICLE 5 - MISCELLANEOUS

5.1 Binding Agreement. This Agreement shall be binding on the parties hereto and its successors in interest and assigns.

5.2 Notices. Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

           (a)           enclosed in a sealed envelope and delivered in person or by courier to the party hereto to whom it is addressed (or, in the case of the Corporation, to the receptionist or other responsible employee) at the relevant address set forth below; or

           (b)           faxed or sent by other means of recorded electronic communication;

if to the Corporation, addressed to:

SMTC Manufacturing Corporation of Canada
625 Hood Road
Markham, Ontario
L3R 4N6
Attention: Chair of Board of Directors
Telecopy: 905-479-5326

and if to the Executive, addressed to:

Claude Germain
188 Gormley Road West
Gormley, ON
L0H 1G0
416-254-1894

Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered in person or by courier, and on the day of sending, if sent by fax or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Any party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

 5.3 Modification and Waivers. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Corporation and the Executive. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the employment of the Executive by the Corporation have been made by any party which are not set forth expressly in this Agreement.

5.4 Entire Agreement. This Agreement contains all the terms and conditions of the Executive’s employment with the Corporation and supersedes all prior agreements and understandings.

5.5 Governing Law. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The Executive agrees that he can only enforce this agreement in the Courts of the Province of Ontario (or the Courts of the location of the Corporation’s head office).

5.6 Submission to Arbitration. It is hereby agreed that any dispute or controversy in connection with this Agreement, including its interpretation, will if not settled by bona fide good faith negotiation be conclusively settled by submission to arbitration (the “Arbitration”) in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties or failing which by application to Justice of Court of Ontario (the “Arbitrator”). Each party will be responsible for their own legal costs incurred at the Arbitration. The cost of the Arbitrator will be shared equally.

5.7  Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.8 Headings. The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

5.9 Independent Advice. The Executive confirms having had the opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents. The Executive shall be entitled to reimbursement of his legal fees incurred in connection with the successful negotiation and execution of this Agreement in an amount up to US$4,000.

5.10 Successors. This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and his personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Corporation, its successors and assigns.

 5.11 Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

5.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement this 14th day of September, 2011.

SMTC MANUFACTURING CORPORATION OF CANADA

By: /s/ David Sandberg
                                                Name:  David Sandberg
                                                Title:  Chairman, Board of Directors

[EXECUTIVE]

/s/ Claude Germain
Name:  Claude Germain